Exhibit 99.1

Unaudited Pro Forma Financial Information

Page
• Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2011	3

• Notes to the Unaudited Pro Forma Condensed Combined Financial Statement	4

Unaudited Pro Forma Financial Information

On May 31, 2011, ExlService Holdings, Inc. (the “Company” or “EXL”) completed its acquisition of Business Process Outsourcing, Inc., a Delaware corporation formerly organized as a Cayman Islands exempted company (“OPI”), pursuant to a Merger Agreement, dated as of April 30, 2011 (the “Merger Agreement”), with F&A BPO Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of EXL (“Merger Sub”), OPI and Shareholder Representative Services LLC, a Colorado limited liability company. Under the terms of the Merger Agreement, Merger Sub merged with and into OPI and OPI survived as a wholly owned subsidiary of EXL (the “Merger”).

The aggregate consideration paid to OPI’s former stockholders in the Merger was $91 million in cash excluding adjustments based on OPI’s working capital, debt and certain expenses incurred by OPI in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Merger Consideration”). Pursuant to the Merger Agreement, a portion of the Merger Consideration was placed into escrow as security for the indemnification obligations of OPI’s stockholders.

The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2011 illustrates the effect of the acquisition of OPI had it occurred on January 1, 2010, and was derived from the unaudited historical consolidated statement of income of OPI for the five months ended May 31, 2011, combined with the Company’s unaudited consolidated statement of income for the six months ended June 30, 2011, with merger-related adjustments reflected in the period presented.

The preliminary allocation of the purchase price for the acquisition of OPI used in the unaudited pro forma information set forth below is based upon preliminary estimates and assumptions. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with its acquisition of OPI.

The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the combined operations of the Company and OPI. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that would have been achieved if the Merger had been consummated on the date indicated.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the SEC on March 16, 2011, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which was filed with the SEC on August 5, 2011, as well as OPI historical financial statements for the year ended December 31, 2010 and the quarters ended March 31, 2011 and 2010, included as Exhibits 99.2 in the Company’s Current Report on Form 8-K/A, which was filed with the SEC on August 1, 2011.

EXLSERVICE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2011

(in thousands, except share and per share amounts)

	EXL	OPI	Pro Forma Adjustments	Notes(1)	Pro Forma Combined

Revenues	$157,935	$36,781	$—		$194,716
Cost of revenues (exclusive of depreciation and amortization)	96,217	26,392	49	(a)	122,658

Gross profit	61,718	10,389	(49)		72,058

Operating expenses:
General and administrative expenses	22,862	4,291	(3,041)	(a)	24,112
Selling and marketing expenses	11,978	2,186			14,164
Depreciation and amortization	9,962	1,442	1,380	(a)	12,784

Total operating expenses	44,802	7,919	(1,661)		51,060

Income from operations	16,916	2,470	1,612		20,998
Other income/(expense):
Foreign exchange gain	3,451	193	—		3,644
Interest and other income, net	970	106	(275)	(b) (c)	801

Income before income taxes	21,337	2,769	1,337		25,443
Income tax provision	4,501	222	1,037	(d)	5,760

Net income	$16,836	$2,547	$300		$19,683

Earnings per share:
Basic	$0.57				$0.66
Diluted	$0.54				$0.64
Weighted-average number of shares used in computing earnings per share:
Basic	29,740,676				29,740,676
Diluted	30,912,021				30,912,021

(1)	Refer to note 3.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(Amounts in thousands)

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.

The unaudited pro forma combined condensed statement of income for the six months ended June 30, 2011 is based on the historical financial statements of the Company for the six months ended June 30, 2011 and the historical financial statements of OPI for the five months ended May 31, 2011, after giving effect to the acquisition adjustments. The unaudited pro forma condensed combined statement of income is presented as if the acquisition of OPI had occurred on January 1, 2010 with merger-related adjustments reflected in the period presented.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired and the liabilities assumed, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed. These allocations reflect various preliminary estimates and analyses, including preliminary work performed by third party valuation specialists, and are subject to change during the purchase price allocation period (generally one year from the acquisition date) as valuations are finalized.

NOTE 2. OPI ACQUISITION

On May 31, 2011, EXL completed its acquisition of OPI, pursuant to the Merger Agreement, dated as of April 30, 2011, with Merger Sub, OPI and Shareholder Representative Services LLC, a Colorado limited liability company. Under the terms of the Merger Agreement, Merger Sub merged with and into OPI and OPI survived as a wholly owned subsidiary of EXL (the “Merger”).

The aggregate consideration paid to OPI’s former stockholders in the Merger was $91,000 in cash excluding adjustments based on OPI’s working capital, debt and certain expenses incurred by OPI in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Merger Consideration”). Pursuant to the Merger Agreement, a portion of the Merger Consideration was placed into escrow as security for the indemnification obligations of OPI’s stockholders.

The total estimated purchase price of the acquisition is as follows:

Enterprise Value	$91,000
Less: OPI debt as of the acquisition date	(7,045)
Add: Estimated working capital baseline and other adjustments as of the acquisition date	16,956

Total estimated purchase price	$100,911

The total estimated purchase price includes approximately $1,071, payable to OPI shareholders after finalization of working capital adjustments.

Preliminary Purchase Price Allocation

Pursuant to the Company’s business combinations accounting policy, the total preliminary purchase price for OPI was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the preliminary purchase price over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill. The Company acquired OPI to strengthen its position as a provider of finance and accounting services. The Company’s finance and accounting outsourcing and transformation capabilities complement OPI’s end-to-end finance and accounting outsourcing capabilities and proprietary platforms. The Merger also furthers the Company’s strategic objective of leveraging technology and proprietary intellectual property in its service offerings.

These factors contributed to a purchase price in excess of the fair value of the OPI net tangible and intangible assets acquired, and as a result, the Company has recorded goodwill in connection with this transaction.

The Company’s preliminary purchase price allocation for OPI is as follows:

Net tangible assets	$22,128
Adjustment to recognize assets and liabilities at fair value, except deferred income taxes which are recognized in accordance with ASC 740
Other current liabilities	329
Deferred tax assets	9,049
Deferred tax liabilities	(7,799)
Identifiable intangible assets:
Customer relationships	16,600
Favorable lease	3,100
Trade name and trademarks	1,800
Non-compete agreements	1,100
Goodwill*	54,604

Total purchase price	$100,911

*	Includes $14,000 deposited in an escrow account in connection with the acquisition and $1,071 payable to OPI shareholders after finalization of working capital adjustments.

The preliminary purchase price allocation is based on preliminary estimates and assumptions, and is subject to change during the purchase price measurement period as the Company finalizes the valuations of the tangible and intangible assets.

NOTE 3. PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined statement of income gives effect to the following pro forma adjustments:

a.	Adjustments to:

•	increase stock-based compensation expense as a result of the Company granting restricted stock to former OPI employees on their hire date, May 31, 2011;

•

amortize identifiable intangible assets recognized from the acquisition of OPI. The pro forma adjustment assumes that the identifiable intangibles will be amortized on a straight-line basis over their estimated lives; and

•

reflect merger-related transaction costs including advisory and legal fees incurred for the five months ended May 31, 2011, which are directly attributable to the Merger, but which are not expected to have a continuing impact on the combined entity’s results.

Below is the summary of the adjustments specified above:

	Pro Forma Expense Adjustments
	For the Five Months Ended May 31, 2011
	Stock-based	Amortization of	Merger-
	compensation	intangible assets	related costs	Total

Cost of revenue	$49	$	$	$49
General and administrative	49		(3,090)	(3,041)
Depreciation and amortization		1,380		1,380

Total	$98	$1,380	$(3,090)	$(1,612)

b.	Adjustment to record a reduction in estimated interest income earned of $140 for the five months ended May 31, 2011 at an assumed rate of approximately 0.55% on cash and cash equivalents as a result of the cash payments associated with the Company’s acquisition of OPI.

c.	Adjustment to record an increase in estimated interest expense of $135 for the five months ended May 31, 2011 as a result of the short-term borrowings by the Company of $30,000 under the Company’s revolver credit facility in connection with the acquisition. The estimate is based on the assumption that the short-term borrowings are being repaid within a year.

d.	Adjustment represents changes to income tax expense as a result of the consummation of this transaction. Had the Company acquired OPI on January 1, 2011, the income-tax expense for the five months ended May 31, 2011 would have increased by approximately $1,037. The increase in income tax expense is primarily due to deferred tax expense on utilization of net operating loss in the period presented.